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                                                                  Exhibit (d)3.1

                      YIELD CALCULATION SERVICES AGREEMENT


         AGREEMENT made between Frank Russell Investment Company, a Massachusetts business trust, organized and existing under the laws of Massachusetts having its principal place of business at 1201 Pacific Avenue, Tacoma, Washington 98401 (the "Fund") and State Street Bank and Trust Company ("State Street") having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110, hereinafter called "State Street."

         WHEREAS, the Fund and State Street have heretofore entered into a Custodian Agreement dated January 2, 1985, as amended;

         WHEREAS, the Fund desires to disclose in its prospectus, statements of additional information and advertising, certain performance results;

         WHEREAS, the Fund is a "series" type investment company registered under the Investment Company Act of 1940 and currently has 18 separate series ("Series");

         WHEREAS, the Fund desires State Street to compute the performance results of the Fund's Series in accordance with the provisions of Release No. 33-6753 and Release No. 1C-16245 (February 2, 1988) (the "Releases") promulgated by the Securities and Exchange Commission, and any subsequent amendments to, published interpretations of or general conventions accepted by the staff of the Securities and Exchange Commission with respect to such Releases;

         WHEREAS, State Street is willing to perform such calculations.

         NOW THEREFORE, the parties hereto agree as follows:


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         (1) State Street shall compute the yield, or tax equivalent yield, for each of the Fund's Series, except its Money Market and International Series, for stated periods of time, all as specified in Schedule 1 to Exhibit A hereto, and promptly communicate the result of such computation, and all supporting documentation relating to the computation, to the Fund;

         (2) State Street will derive from the records it generates and maintains for the Fund or obtain from Fund designated third party providers of price or statistical data the items of data set forth in Schedule 2 to Exhibit A hereto necessary for such computation, which Exhibit may be separately amended or supplemented by the parties hereto from time to time as may be appropriate;

         (3) The Fund or its designee shall provide State Street with the items of data set forth on Exhibit B hereto required for such computation, which Exhibit may be separately amended or supplemented by the parties hereto from time to time as may be appropriate;

         (4) State Street shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or correctness of any data supplied to it by the Fund, any of the Fund's designated agents or by designated third party providers which the Fund or its designee may have selected pursuant to Section 2 hereof;

         (5) The Fund shall provide, from time to time as may be appropriate, and State Street shall be entitled to rely on, the written standards and guidelines to be followed by State Street in interpreting and applying the computation methods set forth in the Releases as they specifically apply to the Fund. In the event that the computation methods in the Releases or the application to the Fund of a standard or guideline is not


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free from doubt or in the event there is any question of interpretation as to the characterization of a particular security or any aspect of a security or a payment with respect thereto (e.g., original issue discount, participating debt security, income or return of capital, etc.) or otherwise or as to any other element of the computation which is pertinent to the Fund, the Fund or its designated agent shall have the full responsibility for making the determination of how the security, or payment is to be treated for purposes of the computation and how the computation is to be made and shall inform State Street thereof on a timely basis. All standards, guidelines and other information described herein shall initially be set forth on Exhibit C hereto. State Street shall have no responsibility to made independent determinations with respect to any item which is covered by this Section, and shall not be responsible for the failure of its computations to reflect such determinations which have not been communicated to State Street by the Fund;

         (6) The Fund shall keep State Street informed of all publicly available information and of any non-public advice or information obtained by the Fund subsequent to the date of this Agreement from its accountants or by its personnel or the personnel of its investment adviser related to the computations to be undertaken by State Street pursuant to this Agreement and State Street shall not be charged with knowledge of such information unless it has been furnished to State Street in writing;

         (7) So long as and to the extent that State Street acts with reasonable care, State Street shall be kept indemnified by and shall be without liability to the Fund for its performance of its duties under this Agreement. The Fund shall indemnify State Street for any expenses, assessments, claims or liabilities which it may incur in connection with


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this Agreement, except as may arise from its own negligent action, negligent failure to act or willful misconduct. Any liability of State Street hereunder to each Fund shall be limited to an amount not to exceed fees paid under this Agreement by each Fund for the immediately preceding 12 month period. In no event shall State Street be liable for claims of consequential damage arising out of an incorrect yield or tax equivalent yield performed by it under this Agreement;

         (8) This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed postage prepaid to the other party such termination to take effect no sooner than thirty (30) days after the day of such delivery or mailing;

         (9) For performance of its services, State Street shall receive such compensation, if any, as agreed upon and shown in Exhibit D; which Exhibit may be separately amended or supplemented by the parties hereto from time to time as may be appropriate;

         (10) If the Fund forms additional Series for which it desires State Street to perform the services covered by this Agreement, this Agreement or the applicable exhibits or both, as necessary, shall be amended by the parties.

         (11) In connection with the operation of this Agreement, State Street and the Fund may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provision shall be in writing signed by each party and shall be annexed hereto;


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         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on behalf by a duly authorized representative as of 2nd day of August, 1988.

                                     FRANK RUSSELL INVESTMENT COMPANY



                                     By:    /s/ George W. Weber
                                            ------------------------------------
                                            George W. Weber
                                            Vice President, Head of Operations


                                     STATE STREET BANK AND TRUST COMPANY


                                     By:    /s/  ED Hawkins, Jr.
                                            ------------------------------------
                                            ED Hawkins, Jr.
                                            Vice President


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                                    EXHIBIT A


         Computations to be made and data to be generated or obtained from sources other than the Fund by State Street Bank and Trust Company in connection with computations for each of the Fun's Series, except its Money Market and International Series, under Securities and Exchange Commission Releases 33-6753 and 1C-16245.


SCHEDULE 1

Computations to be made:   Check one or more

                                        Eff.               Tax Equiv.
                          Yield         Yield                 Yield
                          -----         -----              ----------

Time Periods              [ X ]         [   ]                 [   ]


30 day:                   Daily


Interim Period:           N/A


SCHEDULE 2

                          Data           Generated by        Obtained From
                          Items          State Street      (identify source)
                          -----          ------------      -----------------

1.                        N/A

2.

3.

4.

5.


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                                    EXHIBIT B


         Data to be supplied to State Street Bank and Trust Company in connection with computations for each of the Fund's Series, except its Money Market and International Series, under Securities and Exchange Commission Releases 33-6753 and 1C-16245.


            Data                How Supplied and             When
            Items                   By Whom                Supplied
            -----               ----------------           --------

1.          Call/Put Date       Money Manager on           On each trade date
                                notification of trade      plus one


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                                    EXHIBIT C



         Standards and guidelines to be followed by State Street Bank and Trust Company in interpreting and applying computation methods indicated on Exhibit B.

PHASE I - JULY 1, 1988 - JULY 31, 1988 (APPLIES ONLY TO FIXED INCOME I FUND, FIXED INCOME II FUND, DIVERSIFIED BOND FUND, VOLATILITY CONSTRAINED BOND FUND, AND LIMITED VOLATILITY TAX FREE FUND).

GENERAL

On a daily trade date basis State Street will provide a Daily Income Report which will include the following:

        - Yield-to-maturity for each individual security from which a daily income amount will be calculated based upon month-end market values.

        - Adjustments for buys will be made on contractual settlement date.

        - Adjustments for sells will be made on contractual settlement date. For partial sells, the last market price of security will be used for YTM calculations from T + 1 until settlement date. For sells in which the entire position is sold, we will use sale price for YTM calculation. SEC Q&A of 5/13/88 question #7 indicates last sale price should be used.

        - Short-term securities will be those securities designated as short-term by the advisor. Daily income amounts will be calculated for these short-term securities using coupon rate x outstanding principal amount. Note: The SEC has defined short-term securities to be those with a maturity of less than 60 days.

        - With respect to mortgage backed securities, daily income amounts will be calculated using book income based upon coupon rate and outstanding principal amount.

        - No Fund yields will be calculated and no other information will be provided from July 1 through August 1, 1988.



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                  PHASE II - AUGUST 1, 1988 UNTIL IMPLEMENTATION OF PHASE III
                  (APPLIES TO THE SAME SERIES AS DID PHASE I).

GENERAL

        - Yield will be calculated based upon a rolling 30-day average. A yield will be determine based upon each day's market value. The yield will consist of the sum of the last 30 days' income including adjustments per the trial balance for zero coupon bonds and short-term bonds net of 30 days expenses for the period. A factor will be generated each day and a new 30-day yield calculated. This is Option C of the SEC Q&A question #1 of their 5/13/88 release.

        - Adjustments for buys will be made on contractual settlement date.

        - Adjustments for sells will be made on contractual settlement date. For sells, the last market price of security will be used for YTM calculations from T + 1 until settlement date. SEC Q&A of 5/13/88 question #7 indicates last sale price should be used.

        - Short-term securities will be those securities designated as short-term by the money manager. Note: The SEC has defined short-term securities to be those with a maturity of less than 60 days.

                Put/call date, in conjunction with put/call price, will be substituted for maturity date upon instructions from the money manager. Unless instructed otherwise, State Street will use maturity date.

     - In determining average daily shares outstanding and the corresponding 30 days rolling income amounts, shares and income amounts for weekends will be based on the values as of the following Monday. The following business day will also be used for holidays.

MUNICIPALS

A comparison will be made daily of market value to current OID basis.

         1. If OID basis is higher than market value, OID basis will be used in YTM calculation.

         2. If OID basis is less than market value, market value will be used in YTM calculation.

         3. If security is currently priced at a discount and did not have any original discount (OID), use par value as basis for YTM calculation.


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ASSET BACKED SECURITIES WHICH ARE RECEIVING PREPAYMENTS

        - Yields will be calculated using book income based upon coupon rate and outstanding principal amount.

        - Adjustments for one period's gains or losses from principal paydowns are included in the interest income.

        - Adjustments for one period's principal paydowns will be estimated and adjusted for actual when received.

        The parties agree that this Exhibit C shall be amended as soon as practicable after the implementation of Phase III to reflect revised standards and guidelines. THE PHASE III STANDARDS AND GUIDELINES WILL APPLY TO ALL OF THE FUND'S SERIES THEN EXISTING EXCEPT THE FUND'S MONEY MARKET AND INTERNATIONAL SERIES.


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                                    EXHIBIT D

         No fee shall be currently payable to State Street for its services under this Agreement. It is anticipated that a fee will begin to be paid to State Street beginning on or about September 1, 1988. This fee is to be negotiated between the parties and will become effective upon the amendment of this Exhibit D.